Vocus Announces Results for Second Quarter 2010
Company Achieves Record Revenue on 15% Year-Over-Year Growth in Non-GAAP Revenue and Adds 435 Net
New Customers During the Quarter

LANHAM, MD: July 27, 2010 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for public relations management, announced today financial results for the second quarter ended June 30, 2010.

“I’m very pleased to report solid results for the quarter which includes double-digit revenue growth and strong operating income and net new customer additions,” said Rick Rudman, President and CEO of Vocus, Inc.  “Vocus is continuing to drive growth and innovation in the PR software market despite challenged PR budgets and our accomplishments this quarter certainly underscore that success. The launch of our new social media software and our expansion into the Chinese and French marketplaces through our recently completed acquisitions will contribute to future growth for Vocus.”

Financial Highlights

Income Statement

•	Non-GAAP revenues for the second quarter of 2010 were $24.2 million, a 15% increase over the same period last year. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition. See Other Supplemental Information for further discussion of non-GAAP measures;

•	GAAP revenues for the second quarter of 2010 were $23.8 million, a 13% increase over the same period last year;

•	Non-GAAP income from operations for the second quarter of 2010 was $3.9 million compared to $4.0 million for the same period last year. Non-GAAP net income for the second quarter of 2010 was $3.1 million, or $0.16 per diluted share, compared to $3.5 million, or $0.18 per diluted share, for the same period last year;

•	GAAP loss from operations for the second quarter of 2010 was $(1.2) million, compared to GAAP income from operations of $228,000 for the same period last year. GAAP net loss for the second quarter of 2010 was $(2.0) million, or $(0.11) per diluted share, compared to $(343,000), or $(0.02) per diluted share, for the same period last year.

Balance Sheet and Other Financial Information

•	Total deferred revenue recorded in connection with the acquisitions was $1.8 million. Total deferred revenue of the acquired companies at the date of acquisition was $3.1 million. This difference in deferred revenue consists of a $1.3 million adjustment to reflect the reduction to the fair value of the acquired deferred revenue due to purchase accounting;

•	Total deferred revenue as of June 30, 2010 was $47.3 million which does not include $792,000 of the unamortized non-GAAP adjustment to deferred revenue;

•	Cash flow from operations for the six months ended June 30, 2010 was $9.5 million;

•	Free cash flow for the six months ended June 30, 2010 was $8.6 million. See Other Supplemental Information for further discussion of non-GAAP measures;

•	Cash paid for acquisitions in the quarter, net of cash acquired, was $8.9 million.

Recent Business Highlights

•	Added 435 net new subscription customers during the quarter compared to 203 net new subscription customers added during the same period last year and ended the quarter with 7,173 total active subscription customers;

•	Reached a milestone by ending the quarter with over 1,000 subscription customers who use the Vocus Small Business Edition to help raise the image and profile of their businesses;

•	Signed subscription agreements with new and existing customers including A Couple of Chicks eMarketing, Automobile Citroën, British Liver Trust, Chase Card Services, Duke University, Global Industry Analysts, Lawinfo.com, Dr. Marc Moramarco, McGraw Hill, NYSE Group, Office Européen des Brevets, PGA Tour, Tequila.net and Universal Studios Home Entertainment;

•	Launched a new social media module which monitors major social media sites including public comments and group discussions on Facebook, LinkedIn, Twitter, YouTube and social bookmarking sites such as Digg and Delicious;

•	Entered the Chinese and French PR software markets and expanded the Vocus media database through the acquisitions of BDL Media Ltd and Data Presse SAS;

•	Acquired Help A Reporter Out (HARO), an online community that brings over 30,000 reporters and bloggers together with over 100,000 credible story sources, including entrepreneurs, business owners and PR professionals;

•	Launched a new version of the PRWeb website making it easier for visitors to navigate and purchase PRWeb services;

•	Held our 9th Annual Users Conference in Washington D.C., which was attended by industry experts and a record number of PR professionals.

Guidance

Vocus is providing, for the first time, guidance for the third quarter and revising guidance for the full year 2010 based on information as of July 27, 2010:

•	For the third quarter of 2010, non-GAAP revenue is expected to be in the range of approximately $24.4 million to $24.6 million. For the third quarter of 2010, GAAP revenue is expected to be in the range of approximately $24.0 million to $24.2 million. Non-GAAP EPS is expected to be in the range of $0.15 to $0.16 assuming an estimated non-GAAP weighted average 19.9 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 11%. Stock-based compensation, amortization of intangible assets, acquisition related expenses and the effect of adjustments to deferred revenue and contingent consideration related to purchase accounting are expected to be $0.22 per share. GAAP EPS is expected to be in the range of $(0.07) to $(0.06) assuming an estimated weighted average 18.0 million basic and diluted shares outstanding;

•	For the full year of 2010, non-GAAP revenue is expected to be in the range of $96.4 million to $97.1 million. For the full year of 2010, GAAP revenue is expected to be in the range of approximately $95.3 million to $96.0 million. Non-GAAP EPS is expected to be in the range of $0.62 to $0.64 assuming an estimated non-GAAP weighted average 20.0 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 10%. Stock-based compensation, amortization of intangible assets, acquisition related expenses and the effect of adjustments to deferred revenue and contingent consideration related to purchase accounting are expected to be $0.88 per share. GAAP EPS is expected to be in the range of $(0.26) to $(0.24) assuming an estimated weighted average 18.1 million basic and diluted shares outstanding. Free cash flow is expected to range from $12.3 million to $13.3 million.

Conference Call Information

Vocus will discuss the financial results and business highlights of the second quarter 2010 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio web cast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until August 3, 2010 at 11:59 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering conference number 2637146.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software. Vocus is used by more than 7,100 organizations worldwide and is available in seven languages. Vocus is based in Lanham, MD with offices in North America, Europe and Asia. For more information, please visit www.vocus.com or call (800) 345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, our ability to integrate acquisitions, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	June 30,
	2009	2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,817	$86,980
Short-term investments	17,851	8,645
Accounts receivable, net	18,245	13,479
Current portion of deferred income taxes	685	685
Other current assets	1,753	2,389

Total current assets	124,351	112,178
Long-term investments	1,001	––
Property, equipment and software, net	4,666	5,866
Intangible assets, net	3,980	8,022
Goodwill	17,090	25,855
Deferred income taxes, net of current portion	7,459	7,460
Other assets	693	591

Total assets	$159,240	$159,972

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,771	$10,696
Current portion of notes payable and capital lease obligations	197	200
Current portion of deferred revenue	46,789	46,817

Total current liabilities	53,757	57,713
Notes payable and capital lease obligations, net of current portion	48	225
Other liabilities	93	1,634
Deferred income taxes, net of current portion	––	991
Deferred revenue, net of current portion	961	496

Total liabilities	54,859	61,059
Commitments and contingencies
Stockholders’ equity:
Common stock	199	200
Additional paid-in capital	149,279	155,810
Treasury stock	(14,914)	(23,226)
Accumulated other comprehensive income (loss)	305	(847)
Accumulated deficit	(30,488)	(33,024)

Total stockholders’ equity	104,381	98,913

Total liabilities and stockholders’ equity	$159,240	$159,972

Vocus, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$21,079	$23,781	$41,490	$46,052
Cost of revenues	3,847	4,723	7,754	9,158

Gross profit	17,232	19,058	33,736	36,894
Operating expenses:
Sales and marketing	10,190	12,492	19,706	23,895
Research and development	1,138	1,341	2,295	2,655
General and administrative	5,186	5,828	10,231	11,027
Amortization of intangible assets	490	593	980	1,062

Total operating expenses	17,004	20,254	33,212	38,639
Income (loss) from operations	228	(1,196)	524	(1,745)
Other income (expense):
Interest and other income	105	10	330	78
Interest expense	(7)	(13)	(13)	(20)

Income (loss) before provision for income taxes	326	(1,199)	841	(1,687)
Provision for income taxes	669	758	1,662	849

Net loss	$(343)	$(1,957)	$(821)	$(2,536)

Net loss per share:
Basic	$(0.02)	$(0.11)	$(0.05)	$(0.14)
Diluted	$(0.02)	$(0.11)	$(0.05)	$(0.14)
Weighted average shares outstanding used in computing per share amounts:
Basic	18,051,243	17,955,925	18,038,888	18,008,822
Diluted	18,051,243	17,955,925	18,038,888	18,008,822

Vocus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(343)	$(1,957)	$(821)	$(2,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	909	1,101	1,819	1,924
Excess tax benefits from equity awards	(1,805)	(636)	(2,508)	(727)
Other non-cash charges, net	2,177	2,865	6,173	5,833
Changes in operating assets and liabilities	597	(64)	5,593	4,977

Net cash provided by operating activities	1,535	1,309	10,256	9,471
Cash flows from investing activities:
Business acquisitions, net of cash acquired	––	(8,921)	––	(8,921)
Net change in investments	1,382	3,799	4,048	10,197
Purchases of property, equipment and software, net	(387)	(386)	(726)	(1,156)
Software development costs	(48)	(259)	(91)	(414)

Net cash provided by (used in) investing activities	947	(5,767)	3,231	(294)
Cash flows from financing activities:
Purchases of common stock	(4)	(3)	(4,121)	(8,312)
Proceeds from the exercise of stock options	809	87	1,773	106
Excess tax benefits from equity awards	1,805	636	2,508	727
Payments on notes payable and capital lease obligations	(41)	(88)	(179)	(226)

Net cash provided by (used in) financing activities	2,569	632	(19)	(7,705)
Effect of exchange rate changes on cash and cash equivalents	28	(267)	(41)	(309)

Net increase (decrease) in cash and cash equivalents	5,079	(4,093)	13,427	1,163
Cash and cash equivalents, beginning of period	73,777	91,073	65,429	85,817

Cash and cash equivalents, end of period	$78,856	$86,980	$78,856	$86,980

Other Supplemental Information

We define non-GAAP income from operations as income from operations excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses and the effect of adjustments to acquired deferred revenue and contingent consideration for earn-outs related to purchase accounting. We define non-GAAP net income as net income excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses and the effect of adjustments to deferred revenue related to purchase accounting. Amortization of intangible assets recorded in connection with our acquisitions consist primarily of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might. Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards. Acquisition related expenses consist of costs incurred during the reporting period in connection with our acquired businesses. Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Adjustments to contingent consideration reflect the changes in fair value of the estimated contingent consideration as of the acquisition date to the estimated contingent consideration recorded at each reporting date. Management uses non-GAAP income from operations and non-GAAP net income to evaluate operating performance, to determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. Management believes the exclusion of stock-based compensation, amortization of acquired intangible assets, acquisition related expenses and the effects of adjustments to deferred revenue and contingent consideration related to purchase accounting allows management and investors to make meaningful comparisons between our operating results and those of other companies, as well as providing a consistent comparison of our relative historical financial performance. However, management believes that non-GAAP income from operations and non-GAAP net income are subject to material limitations since they may not be indicative of ongoing operating results.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the excess tax benefits from equity awards. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Management also uses free cash flow as a measure to evaluate performance and determine incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.

Management compensates for the limitations in the use of non-GAAP financial measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenues to non-GAAP revenues:
GAAP revenues	$21,079	23,781	$41,490	$46,052
Effect of acquisition related adjustments to deferred revenue	––	400	––	400

Non-GAAP revenues	$21,079	$24,181	$41,490	$46,452

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$228	$(1,196)	$524	$(1,745)
Effect of acquisition related adjustments to deferred revenue	––	400	––	400
Stock-based compensation	3,329	3,333	6,189	6,182
Amortization of intangible assets	490	630	980	1,099
Acquisition related expenses	––	687	––	988

Non-GAAP income from operations	$4,047	$3,854	$7,693	$6,924

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(343)	$(1,957)	$(821)	$(2,536)
Effect of acquisition related adjustments to deferred revenue	––	400	––	400
Stock-based compensation	3,329	3,333	6,189	6,182
Amortization of intangible assets	490	630	980	1,099
Acquisition related expenses	––	687	––	988

Non-GAAP net income	$3,476	$3,093	$6,348	$6,133

Non-GAAP net income per share:
Non-GAAP diluted	$0.18	$0.16	$0.33	$0.31
Weighted average shares outstanding used in computing per share amounts:
Non-GAAP diluted	19,744,984	19,893,201	19,484,804	19,848,932
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	18,051,243	17,955,925	18,038,888	18,008,822
Treasury stock effect of outstanding equity securities and effects of stock-based compensation	1,693,741	1,937,276	1,445,916	1,840,110
Non-GAAP diluted weighted average shares outstanding	19,744,984	19,893,201	19,484,804	19,848,932

Supplemental information of stock-based compensation included in:
Cost of revenues	$398	$351	$743	$930
Sales and marketing	992	977	1,849	1,414
Research and development	256	418	471	791
General and administrative	1,683	1,587	3,126	3,047

Total stock-based compensation	$3,329	$3,333	$6,189	$6,182

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$1,535	$1,309	$10,256	$9,471
Purchases of property, equipment and software, net	(387)	(386)	(726)	(1,156)
Software development costs	(48)	(259)	(91)	(414)
Excess tax benefits from equity awards	1,805	636	2,508	727

Free cash flow	$2,905	$1,300	$11,947	$8,628